Exhibit 10.1

Execution Copy

Asset Purchase and collaboration Agreement

between

Icagen, Inc.

and

XRPRO SCIENCES, INC.

DATED AS OF JUNE 26, 2015

ii

ASSET Purchase AND COLLABORATION Agreement

This Asset Purchase and Collaboration Agreement is made and entered into as of June 26, 2015 between Icagen, Inc., a Delaware corporation (the “Seller”), and XRpro Sciences, Inc. a Delaware corporation (the “Buyer”).

WHEREAS, Seller is engaged in performing research activities related to Seller’s ion channel technology.

WHEREAS, Seller is a wholly-owned subsidiary of Pfizer Inc. (“Pfizer”);

WHEREAS, the parties hereto desire that, at the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase from the Seller, all of the Purchased Assets and assume all of the Assumed Liabilities, upon the terms and conditions set forth herein;

WHEREAS, following the Closing Date, the parties hereto desire that Buyer shall perform ion channel screening and other contract research as mutually agreed by Pfizer and Buyer; and

WHEREAS, Buyer and Seller anticipate that such contract research would provide $4 million of revenue to Buyer during the first 24 months following the Closing;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affected Employee” shall mean an Employee who is offered and accepts continued employment with the Buyer in a Comparable Position and transfers employment to the Buyer effective on the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 2.7.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Benefits Transition Date” shall have the meaning set forth in Section 7.3(c).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Material Adverse Effect” shall have the meaning set forth in Section 6.4.

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, from time to time.

“Collateral Source” shall have the meaning set forth in Section 9.6.

“Comparable Position” shall mean a position with Buyer or its Affiliates in which (i) the Employee’s level of responsibilities would not be materially reduced from the level of responsibilities applied to such position by Seller immediately prior to the Closing, (ii) the terms and conditions of employment in such Comparable Position are substantially similar in the aggregate to the terms and conditions of employment applied to such position by Seller immediately prior to the Closing, and (iii) the Employee is not required to relocate more than 25 miles from the Employee’s principal business location immediately prior to such relocation.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of February 20, 2015, between Seller and Buyer.

“Distribution” shall mean any distribution of cash or property by the Buyer or its Affiliates to Buyer’s shareholders, whether by way of dividend or otherwise (other than a dividend of Buyer’s stock) or the repurchase or redemption of shares of the Buyer’s stock or other equity interests (other than in connection with the repurchase of shares of the Buyer’s Common Stock issued to or held by employees, consultants, officers or directors pursuant to agreements providing for the right of such repurchase upon the cessation of their employment or services, at the lower of fair market value or cost) for cash or property.

“Earn Out Payments” shall have the meaning set forth in Section 2.6(c).

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“Employee” shall mean the individuals identified on Schedule 5.4.

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof or for the period with respect to which such principles are applied.

“Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the research activities conducted by Seller and its Affiliates using the Purchased Assets as of the date of this Agreement under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Income Taxes” mean the United States federal income Tax and any state, local or non-U.S. net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indemnified Party” shall have the meaning set forth in Section 9.3.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Installment Payment” shall have the meaning set forth in Section 2.6(a)(ii).

“Law” shall mean any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” shall mean any debts, liabilities or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” shall mean any lien, security interest, mortgage, charge or similar encumbrance.

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“Liquidity Event” shall mean any transaction or series of transactions (including any stock acquisition, reorganization, merger or consolidation): (A) involving the merger or consolidation of the Buyer, or a subsidiary of the Buyer, into or with another entity (other than a transaction or series of related transactions in which the holders of the voting securities of the Buyer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Buyer held by such holders prior to such transaction, more than fifty per cent of the total voting power represented by the voting securities of the Buyer or such surviving entity outstanding immediately after such transaction or series of transactions), (B) involving the sale, lease, transfer, exchange, exclusive license or other conveyance of all or substantially all of the assets of the Buyer and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Buyer if substantially all of the assets of the Buyer and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or their disposition is to a wholly owned subsidiary of the Buyer or (C) involving any Distribution. For the avoidance of doubt, a Liquidation Event would not include a Winding-Up Event.

“Loss” or “Losses” shall have the meaning set forth in Section 9.1(a).

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the use of the Purchased Assets, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (a) the economy or financial markets in general, (b) conditions generally affecting the pharmaceutical or contract research industries, (c) the transactions contemplated by this Agreement, (d) actions required to be taken under any applicable Law, (e) the acts or omissions of, or circumstances affecting, Buyer or any of its Affiliates, (f) acts of terrorism or war (whether or not threatened, pending or declared), and (g) the public announcement of this Agreement or the transactions contemplated hereby.

“Maximum Earn Out Payment” shall have the meaning set forth in Section 2.6(c).

“MSSA” shall have the meaning set forth in Section 8.1.

“Permitted Encumbrances” shall mean (a) all Liens approved in writing by Buyer; (b) Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of the use of the Purchased Assets and which are not delinquent or being contested in good faith, including mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations; (c) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable or (d) Liens for Taxes not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or organization.

“Plan” shall mean any material employee benefit plan as defined in Section 3(3) of ERISA and any other material written plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by Seller or any of its Affiliates for the benefit of any Employee.

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“Proceeding” shall have the meaning set forth in Section 11.11(b).

“Purchased Assets” shall have the meaning set forth in Section 2.1; it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Research Revenue Milestone” shall have the meaning set forth in Section 2.6(b).

“Research Revenue Milestone Payment” shall have the meaning set forth in Section 2.6 (b).

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Take or Pay Commitment” shall have the meaning set forth in Section 8.1.

“Tax” or “Taxes” means any federal, state, local and non-U.S. taxes, including without limitation, income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, license, severance, registration, natural resources, environmental, customs duties, escheat, fringe benefits, goods and services, intangible, inventory, land, recording, rent, windfall profits, capital gains, capital stock, franchise, payroll, employment, property, add-on minimum, and other taxes imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or non-U.S. tax law) and including any liability for taxes as a transferee or successor, by contract or otherwise.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Transferred Site” shall have the meaning set forth in Section 7.6(a).

“Transitional Services Agreement” means the transitional services agreement between Buyer and Seller dated as of the Closing Date substantially in the form of Exhibit A.

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“Upfront Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Winding-Up Event” shall mean any liquidation, dissolution, or winding up of the Buyer, whether voluntary or involuntary, but excluding any Liquidity Event.

Section 1.2        Other Definitional Provisions.

(a)        The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(c)        The terms “dollars” and “$” shall mean United States dollars.

(d)        The term “including” shall mean “including, without limitation” and the words “included” and “include” shall have corresponding meanings.

(e)        When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

Section 2.1        Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, other than Permitted Encumbrances, all of the Seller’s right, title and interest in the assets that are related exclusively to the Seller’s ion channel biology platform set forth on Schedule 2.1 to this Agreement (collectively, the “Purchased Assets”). Notwithstanding the foregoing, Buyer recognizes and agrees that to the extent that cell lines and plasmids are included in the Purchased Assets, Seller will retain copies of such cell lines and plasmids and Seller’s right to continued ownership of the retained copies of such cell lines and plasmids, including Seller’s right to use and exploit such cell lines and plasmids in any manner whatsoever, shall not be limited as a result of this Agreement or the transactions contemplated hereby.

Section 2.2        Consents.

(a)        There shall be excluded from the transactions contemplated by this Agreement any contract, agreement, leases, commitment, license, right or other asset that is not assignable or transferable without the consent of any Person, other than Seller or any of its Affiliates or Buyer or any of its Affiliates, to the extent that such consent shall not have been obtained at or prior to the Closing; provided, however, that each of Seller and Buyer shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain all necessary consents to or approvals for and make any filings for the assignment thereof (provided that neither Seller, Buyer nor any of their respective Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party) and, upon obtaining the requisite third party consents thereto or approvals therefor or making of required filings or the expiration or termination of any applicable waiting periods, such contract, agreement, commitment, license or right, if otherwise includable in the Purchased Assets, shall be transferred and assigned to, and assumed by, Buyer hereunder.

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(b)        With respect to any contract, agreement, commitment, license or right that is not included in the Purchased Assets or assigned to, and assumed by, Buyer at the Closing by reason of Section 2.2(a), after the Closing and until any requisite consent is obtained and the foregoing transferred and assigned to, and assumed by, Buyer, the parties hereto shall reasonably cooperate with each other, upon written request, in endeavoring to obtain for Buyer, at no cost to Seller or any of its Affiliates, to the extent practicable, an arrangement which Buyer or Seller reasonably shall desire designed to provide to Buyer the benefits thereof (and provided that Buyer assumes the obligations thereof) in some other manner.

(c)        Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, agreements, leases, commitments, licenses or rights and that such consents have not been and may not be obtained. Buyer agrees that neither Seller nor any of its Affiliates shall have any Liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any contract, agreement, lease, commitment, license or right, as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent, (ii) any such default, acceleration or termination or (iii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination.

Section 2.3        Excluded Assets. Notwithstanding any provision in this Agreement, Buyer is not purchasing any Asset that is not expressly identified on Schedule 2.1 (the “Excluded Assets”) including:

(a)        the corporate books and records of the Seller and the general account and books of original entry that comprise the Seller’s permanent accounting or Tax records;

(b)        the “Pfizer” and “Neusentis” names and logos; and

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(c)        any assets, properties or rights (including all cash, cash equivalents, accounts receivable) of the Seller, other than the Purchased Assets.

Section 2.4        Assumption of Certain Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume all Liabilities of the Seller and its affiliates to the extent relating to any of the Purchased Assets arising on or after the Closing Date (collectively, the “Assumed Liabilities”). Assumed Liabilities shall include the following:

(a)        all Liabilities for any lawsuits commenced or any claims made on or after the Closing to the extent relating to the use or ownership of any of the Purchased Assets on or after the Closing;

(b)        all Liabilities to Affected Employees arising on or after the Closing Date, except as otherwise expressly provided in this Agreement;

(c)        all Liabilities with respect to the Transferred Site, including all obligations owed to the landlord at such site, arising on or after the Closing Date;

(d)        all Liabilities to suppliers or other third parties for materials and services to the extent relating to the Purchased Assets and ordered in the ordinary course of Seller’s or its Affiliate’s business consistent with past practice prior to the Closing, but scheduled to be delivered or provided thereafter as set forth on Schedule 2.4, which shall not exceed $40,000.00; and

(e)        all Liabilities arising on or after the Closing under any contracts, agreements, leases, licenses, commitments or Governmental Authorizations that are assigned to Buyer pursuant to Section 2.1 or Section 2.2 at or subsequent to the Closing.

Section 2.5        Retained Liabilities. Notwithstanding any provision in this Agreement, Seller shall retain and be responsible for the following (the “Retained Liabilities”):

(a)        all Liabilities for any lawsuits pending as of the Closing to the extent relating to the Purchased Assets prior to the Closing or arising after the Closing Date related to the use or operation of the Purchased Assets prior to the Closing Date;

(b)        all Liabilities of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Income Taxes attributable to taxable periods, or portions thereof, ending on or before the Closing Date;

(c)        all Liabilities for which Seller or its Affiliates expressly has responsibility pursuant to the terms of this Agreement;

(d)        all Liabilities to the extent relating to the Excluded Assets; and

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(e)        All Liabilities to Affected Employees arising prior to the Closing Date, including liabilities for vacation pay, salary, bonuses, overtime and benefits with respect to periods prior to the Closing Date.

Section 2.6        Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Buyer agrees to make the following payments to Seller:

(a)        $500,000 (the “Upfront Purchase Price”), payable in cash as follows:

(i)        $125,000 shall be paid by the Purchaser on the Closing Date (the “Closing Date Payment”); and

(ii)        $375,000 shall be paid in three equal installments of $125,000 on September 1, 2015, December 1, 2015 and March 1, 2016 (each, an “Installment Payment”).

(b)        $500,000 shall be paid on the second anniversary of the Closing Date (the “Research Revenue Milestone Payment”); provided that prior to such date, the MSSA has generated at least $4 million in revenue (calculated in accordance with GAAP consistently applied) to Buyer (the “Research Revenue Milestone”).

(c)        In addition to the Upfront Purchase Price and the Research Revenue Milestone, beginning in calendar year 2017, Buyer shall pay to Seller quarterly earn out payments (“Earn Out Payments”, and together with the Upront Purchase Price, the “Purchase Price”) equal to 10% of the revenue earned by Buyer during the relevant quarter (calculated in accordance with GAAP consistently applied) up to an aggregate maximum of $10 million in Earn Out Payments (the “Maximum Earn Out Payment”). Earn Out Payments shall be payable within 60 days following the end of the applicable quarter. For the avoidance of doubt, the first Earn Out Payment would be payable to Seller in May 2017 based on first quarter 2017 revenue.

Section 2.7        Allocation of the Purchase Price. The Purchase Price shall be allocated for Tax purposes among the Purchased Assets as mutually agreed to by the parties (the “Allocation”). Seller and Buyer agree not to take a position on any Income Tax return, before any Governmental Authority or in any judicial proceeding that is inconsistent with the Allocation.

Section 2.8        Acceleration of Earn Out Payments.

(a)        If there is a Liquidity Event prior to the time that the Seller has received the Maximum Earn Out Payment, then at the consummation of such Liquidity Event, Buyer (or its successor) shall pay the Seller an amount in cash equal to the lesser of: (i) 10% of the aggregate consideration payable to Buyer or its shareholders upon such Liquidity Event and (ii) the difference between (A) $10 million and (B) the total of all Earn Out Payments actually paid to the Seller prior to the consummation of such Liquidity Event (such difference, the “Earn Out Shortfall”). If after giving effect to such payment, Seller has not received the Maximum Earn Out Payment, any successor of the Buyer shall, as a condition to the consummation of such Liquidity Event, unconditionally assume the Buyer’s obligation to make additional Earn Out Payments with respect to such successor’s revenue until Seller has been paid the Maximum Earn Out Payment.

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(b)        If there is a Winding-up Event prior to the time that the Seller has received the Maximum Earn Out Payment, then upon consummation of such Winding-up Event, the Buyer (or its successor) shall pay to Seller, in preference to and prior to any distribution to the Buyer’s stockholders, a payment in cash equal to the lesser of (i) 10% of the fair market value of all assets available for Distribution to Buyer’s shareholders and (ii) the Earn Out Shortfall. Following payment of such amount to Seller (including any amount that becomes payable pursuant to the last sentence of Section 2.8(c)), Buyer and its successors shall have no further obligation to Seller under this Section 2.8(b).

(c)        In the event that there is a Liquidity Event or a Winding-up Event and the consideration paid in such Liquidity Event or the assets available for Distribution to Buyer’s shareholders include any assets or consideration other than cash, then the value of such non-cash consideration or assets shall be the fair market value thereof as reasonably agreed by the Seller and the Board of Directors of the Buyer, in each case, acting in good faith; provided, however, that any securities traded on a national stock exchange or the Nasdaq Stock Market shall be valued at the average closing prices of the securities over the ten trading day period ending three trading days prior to the date such Liquidity Event or Winding-up Event is consummated. If the Seller and the Board of Directors of the Buyer are unable to reach an agreement, then the fair market value of such non-cash assets or consideration shall be determined by independent appraisal by an investment bank selected by the Buyer’s Board of Directors and reasonably acceptable to the Seller. All costs of such appraisal shall be borne equally by the Seller and the Buyer. For the avoidance of doubt, any consideration or asset that is placed into escrow or is otherwise payable to Buyer or its shareholders subject to contingencies, shall be considered for purposes of the calculation of the amount payable to Seller pursuant to Section 2.8(a) or (b) when such consideration is actually paid or released to Buyer or its shareholders.

ARTICLE III

CLOSING

Section 3.1        Closing.

(a)        The Closing shall take place at the offices of Pfizer Inc., 235 East 42nd Street, New York, New York, 10017, at 10:00 A.M., New York time, on July 1, 2015, or, if the conditions precedent specified in ARTICLE IV have not been satisfied or waived on July 1, 2015, the first Business Day following the satisfaction or waiver of the conditions precedent specified in ARTICLE IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the parties hereto may mutually agree; provided, however, that without the agreement of Seller and Buyer, the Closing shall not occur later than the applicable date specified in Section 10.1(b). The date on which the Closing occurs is called the “Closing Date”. The Closing shall be deemed to occur and be effective as of 12:01 a.m. on the Closing Date.

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(b)        At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the instruments and documents set forth in Exhibit B, in each case in a form reasonably acceptable to Buyer.

(c)        At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following: (i) the Closing Date Payment, by wire transfer in immediately available funds, and (ii) the instruments and documents set forth in Exhibit C, in each case in a form reasonably acceptable to Seller. Seller shall provide wire transfer instructions to the Buyer at least two Business Days prior to the Closing.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1        Conditions to the Obligations of Buyer and Seller. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller and Buyer) of the following conditions precedent:

(a)        there shall not (i) be in effect in any Law or Governmental Order that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced, and shall be continuing or threatened in writing, any action or proceeding by any Governmental Authority that seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement.

Section 4.2        Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) of the following conditions precedent:

(a)        Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;

(b)        the representations and warranties of Seller contained in this Agreement (excluding any amendments or supplements to the Schedules after the date hereof) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a particular date, in which case as of such particular date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

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(c)        Seller shall have made, or caused to be made, delivery to the Buyer of the items required by Section 3.1(b).

Section 4.3        Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)        Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;

(b)        the representations and warranties of Buyer contained in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a particular date, in which case as of such particular date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Buyer Material Adverse Effect set forth in such representations and warranties) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and

(c)        Buyer shall have made, or caused to be made, delivery to Seller of the items required by Section 3.1(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 5.1        Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2        Authority; Binding Effect.

(a)        Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been, or will have been at the Closing, duly authorized by all requisite corporate action.

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(b)        This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer of this Agreement, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3        Non-Contravention. Except as set forth in Schedule 5.3, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Seller; (ii) conflict with, or result in the breach of or constitute a default under, any contract, agreement, lease or license to which Seller is a party and which relates exclusively to the Purchased Assets or (iii) assuming compliance with the matters set forth in Section 5.4 and Section 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which the Seller is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts or defaults, that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4        Governmental Authorization. Except as set forth in Schedule 5.4, the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby do not require any consent or approval of any Governmental Authority, except for consents or approvals, the failure of which to obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5        Title to Assets. The Seller owns, leases or has the legal right to use the Purchased Assets and has good title to (or in the case of leased Purchased Assets, valid leasehold interests in) the Purchased Assets, free and clear of all Liens other than Permitted Encumbrances.

Section 5.6        Employees.      Schedule 5.6 sets forth the current compensation of each Employee including all salaries, commissions, bonuses, incentive pay, and welfare benefits. All Affected Employees have been paid, or promptly following the Closing shall be paid, in full all salary, bonuses, vacation pay and other compensation owed to them as of the Closing Date

Section 5.7        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 6.1        Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 6.2        Corporate Authorization. Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been, or will have been at the Closing, duly authorized by all requisite corporate action.

Section 6.3        Binding Effect. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller of this Agreement, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 6.4        Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (ii) conflict with, or result in the breach of, or constitute a default under, any contract, agreement, lease or license to which Buyer is a party or to which its assets are subject or (iii) assuming compliance with the matters set forth in Section 5.4 and Section 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Buyer is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts or defaults, that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement (a “Buyer Material Adverse Effect”).

Section 6.5        Governmental Authorization. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not require any consent or approval of any Governmental Authority, except for consents or approvals, the failure of which to obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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Section 6.6        Financial Resources. Buyer has, and on or prior to the Closing Date shall have, sufficient cash to pay the Upfront Purchase Price.

Section 6.7        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VII

COVENANTS

Section 7.1        Information and Documents.

(a)        All information received by Buyer and given by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby will be held by Buyer and its Affiliates, agents and representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

(b)        From and after the Closing, upon reasonable advance notice, the Seller, on the one hand, and Buyer, on the other hand, shall permit the other party and its representatives to have access, during regular business hours upon 48 hours’ notice, to their assets and employees relating to Purchased Assets and books and records relating solely to the Purchased Assets and, for other books and records of the Seller relating only in part to the Purchased Assets, to the extent they can be reasonably redacted by Seller to remove the information that is not related to the Purchased Assets, and shall cause to be furnished or to be provided access to the other party and its representatives such financial, Tax and operating data and other available information with respect to the Purchased Assets, in each case in its then existing form, as such party and its representatives shall from time to time reasonably request in order to complete their legal and regulatory requirements and to complete their Tax returns and for any other reasonable business purpose, including in respect of litigation (other than litigation between the parties this Agreement or their Affiliates) and insurance matters. Buyer and its Affiliates shall, for a period of six years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing Tax audit or investigation or regulatory or other investigation by a Governmental Authority with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by the requesting party under this Section 7.1, but no other charges shall be payable by the requesting party to the other party in connection with such requests. In the event either party reasonably determines that any such provision of any such information could be commercially detrimental, violate any Law or contract, or result in the waiver any privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

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Section 7.2        Maintenance of Assets. Prior to the Closing Date the Seller shall maintain the Purchased Assets in substantially the same condition as on the date of this Agreement, consistent with Seller’s past practices.

Section 7.3        Employees and Employee Benefits.

(a)        Employees – Offer of Continued Employment; Severance. Buyer agrees to continue the employment as of 12:01 a.m. on the Closing Date of Employee in the same or a Comparable Position, at a rate of pay at least equal to such Employee’s pay in effect immediately prior to the Closing Date and with benefits that are substantially comparable in the aggregate to the employee benefits that are in effect immediately prior to the Closing Date and identified on Schedule 7.3(a) and with severance benefits that are identical to the benefits as are contained in the Pfizer severance plan identified on Schedule 7.3(a) (the “Pfizer Separation Plan”). For purposes of severance benefits under this Section 7.3, references to “pay” shall include base pay only; for all other purposes, “pay” shall include additional compensation such as bonus, incentive and overtime, as applicable. Buyer shall have no obligation with regard to former employees who would otherwise be Employees but are retired, or who are not or shall have ceased to be Employees immediately prior to the Closing Date. Buyer shall be solely responsible for all salaries or wages (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance pay) accruing on and after the Closing Date with respect to the Affected Employees. Buyer agrees that the following conditions of employment shall remain unchanged until the date immediately following the second anniversary of the Closing Date: (i) the Comparable Position requirement described in this Section 7.3(a), (ii) the pay and benefits comparability requirements described in this Section 7.3(a), and (iii) the Pfizer Separation Plan. Notwithstanding the foregoing sentence, Buyer or its Affiliates may terminate an Affected Employee during such two-year period as long as Buyer or its Affiliates pays or otherwise provides severance benefits to such Affected Employee as provided under the Pfizer Separation Plan; provided, however, that Buyer or its Affiliates may terminate an Affected Employee without paying or otherwise providing severance benefits to such Affected Employee in accordance with the Pfizer Separation Plan if such employee is terminated “for cause” (as such term is defined in the Pfizer Separation Plan). Notwithstanding anything to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Buyer shall provide to the Affected Employees that Seller continues to employ following the second anniversary of the Closing Date pay and benefits (including, but not limited to, severance benefits) which are no less favorable than those provided to other similarly-situated employees of Buyer and its Affiliates, as the case may be. As of the Closing Date, Affected Employees also shall be provided credit by Buyer for all service with Seller and its Affiliates, to the same extent as such service was credited for such purpose by Seller and its Affiliates and any predecessor employer, under (x) all employee benefit plans, programs, policies and fringe benefits of Buyer for purposes of eligibility and vesting, and (y) severance plans (including, without limitation, the Pfizer Separation Plan), programs and policies for purposes of calculating the amount of each such employee’s severance benefits.

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In the event that Buyer shall fail to continue employment of an Employee for a Comparable Position effective as of the Closing Date as required by this Section 7.3, Buyer shall be responsible for the payment of severance to such Employee, or if such severance is paid by Seller, to reimburse Seller for such cost.

In the event that Buyer shall continue employment of an Employee for a Comparable Position effective as of the Closing Date, and such Employee shall decline such employment and refuse transfer, that Employee shall be deemed to have resigned from employment with Seller, shall not be entitled to any severance under Seller Severance Plan, and Buyer shall not be responsible for any such severance cost.

(b)        Accrued Entitlements. Seller shall be responsible for all accrued entitlements, including vacation days, for Affected Employees as of the day immediately prior to the Closing Date consistent with Pfizer’s policies in respect thereof.

(c)        Welfare Plan Obligations. Commencing as of 12:01 a.m. on August 1, 2015 (the “Benefits Transition Date”), Buyer shall include the Affected Employees in its welfare plans and agrees to waive any waiting periods or limitations for pre-existing conditions under its welfare benefits plans (including, without limitation, its medical, dental, life insurance, short-term and long-term disability plans), and any other similar such plans, and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Benefits Transition Date. Claims by an Affected Employee for welfare benefit plan services rendered as of 12:01 a.m. on the Benefits Transition Date shall be the responsibility of the welfare benefit plan provided by Buyer to such employees. Claims incurred for welfare benefit plan services for Affected Employees rendered prior to the Closing Date shall be the responsibility of the welfare benefit plan of Seller that covered such employees prior to the Closing Date. Between the Closing Date and the Benefits Transition Date, Seller or its Affiliates shall continue to provide coverage to Affected Employees under its welfare benefit plans on behalf of the Buyer pursuant to the terms of the Transitional Services Agreement.

(d)        No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer or any Affiliate of Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.3, are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Plan or other employee benefit plan for any purpose.

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Section 7.4        Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided (including Section 2.2), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; and (iii) subject to Section 2.2, to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Buyer or Seller in connection with the acquisition of the Purchased Assets or the taking of any other action contemplated by this Agreement.

Section 7.5        Litigation Support. Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets or Employees for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other designated Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Purchased Assets or Employees as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.5. In the event either party reasonably determines that any such provision of any such information could be commercially detrimental, violate any Law or contract, or result in the waiver any privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 7.6        North Carolina Site.

(a)        Following the Closing, Seller and Buyer will cooperate in good faith to cause as soon as reasonably practicable following receipt of any necessary third party consents or Governmental Authorizations, the assignment or sublease to Buyer of Suites 350 and 380 located at 4222 Emperor Boulevard constituting approximately 11,207 Rentable Square Feet (the “Transferred Site”). Following the Closing, Seller shall be responsible for conducting any construction work necessary to demise the Transferred Site from the portion retained by the Seller; provided that the Buyer shall reimburse Seller for 50% of any out-of-pocket expenses in connection therewith, up to a maximum cost to Buyer of $50,000. Buyer and Seller shall cooperate to ensure that all work is performed in a timely manner promptly following the Closing.

(b)        Buyer acknowledges that the Seller’s lease of the Transferred Site expires on April 30, 2019 and that Seller shall not be obligated to renew such lease or otherwise continue to make the Transferred Site available to Buyer.

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(c)        Following the Closing, the Buyer shall use its reasonable best efforts to cause the novation to Buyer of Seller’s rights and obligations with respect to Transferred Site under the master lease, including by providing to Seller and the landlord any information reasonably requested or required by the landlord in connection with its evaluation of such novation; provided, however that reasonable efforts shall not include the granting of any personal guarantees by any officer, director or individual stockholder of the Buyer.

Section 7.7        Delivery of Financial Statements. Until such time as the Maximum Earn Out Payment is paid to the Seller, the Buyer shall deliver the following to the Seller:

(a)        if the Buyer has not previously filed the financial statements set forth below with the Securities and Exchange Commission(the “SEC”):

(i)        as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Buyer (or 135 days if the Buyer files for an extension with the SEC of the filing of its Annual Report on Form 10-K) a balance sheet as of the end of such year, statements of income and of cash flows for such year and a statement of stockholders’ equity as of the end of such year, prepared in accordance with GAAP, setting forth, in each case, comparisons to the corresponding period in the preceding fiscal year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Buyer;

(ii)        as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Buyer (or 50 days if the Buyer files for an extension with the SEC of the filing of its Quarterly Report on Form 10-Q), unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP);

(b)        with respect to the financial statements called for in Section 7.7(a), an instrument executed by the chief financial officer and chief executive officer of the Buyer certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 7.7(a)(ii) and fairly present the financial condition of the Buyer and its results of operation for the periods specified therein.

(c)        within two Business Days of the end of each of Seller’s quarterly accounting periods, Buyer will provide Seller with a good faith estimate of the amount of any Earnout Payment that has been earned during such quarter. At the beginning of each year, Seller shall provide Buyer with the dates on which Seller’s quarterly accounting periods end.

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Section 7.8        Inspection of Records Relating to Research Revenue Milestone and Earn Out Payments. Until such time as Seller has received the Maximum Earn Out Payment, Buyer shall, and shall cause its Affiliates to, keep accurate books and records setting forth its revenue and amounts payable hereunder to Seller. Buyer shall permit Seller, by independent certified public accountants selected by both Seller and Buyer, to examine such books and records at any reasonable time during normal business hours, upon at least 48 hours’ notice. Buyer may require such accountants to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such reports and related payments shall be binding on the parties, other than in the case of manifest error. The Seller shall bear the cost of any such examination and review; provided that if the examination shows an underpayment of Earn Out Payments of more than ten percent of the amount due for the applicable period, then Buyer shall promptly reimburse Seller for all costs incurred in connection with such examination. Buyer shall promptly pay to Seller the amount of any underpayment of Earn Out Payment revealed by an examination. Any overpayment of an Earn Out Payment by Buyer revealed by an examination shall be fully-creditable against future Earn Out Payments under Section 2.7.

Section 7.9        Condition of the Purchased Assets. Buyer and its representatives and agents have had and have exercised, prior to the date hereof, the right to make all inspections and investigations of the Purchased Assets deemed necessary or desirable by Buyer. Buyer acknowledges that the Purchased Assets are being sold “as is” and without any representation or warranty of any kind except as expressly set forth in ARTICLE V of this Agreement. In light of these inspections and investigations and the representations and warranties made to Buyer by Seller in ARTICLE V, Buyer is relinquishing any right to any claim based on any representations and warranties, other than those specifically included in ARTICLE V. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in ARTICLE V. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), ARE HEREBY WAIVED BY BUYER. Buyer further represents that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Seller nor any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or agents, or Buyer’s use of, any such information, including Overview of Opportunity and the Request for Proposal or its representatives or agents distributed to Buyer and any other memoranda distributed by Seller relating to the Purchased Assets or other publication provided to Buyer or its representatives or agents, or any other document or information provided to Buyer or its representatives or agents in connection with the sale of the Purchased Assets in any “data room” or otherwise.

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Section 7.10        Transfer of Documentation. Following the Closing, Buyer and Seller agree that certain electronic and physical records that relate exclusively to the Purchased Assets will be transferred to Buyer pursuant to the process set forth on Exhibit D.

ARTICLE VIII

RESEARCH COLLABORATION

Section 8.1        Master Scientific Services Agreement. On or prior to the Closing Date, Buyer and Seller (or Pfizer or one or more Affiliates of Pfizer) shall have entered into a Master Scientific Services Agreement substantially in the form of Exhibit E pursuant to which Buyer shall from time to time perform ion channel screening and other contract research services as may be mutually agreed by Pfizer and Buyer pursuant to one or more statements of work (together with such statements of work, the “MSSA”). The MSSA shall provide revenue to Buyer totaling at least $1 million (as calculated in accordance with GAAP consistently applied) for each of the first two 12-month periods following the Closing on a “take or pay” basis (the “Take or Pay Commitment”). For the avoidance of doubt, Pfizer shall have no obligation whatsoever to enter into any statement of work under the MSSA, or to otherwise purchase or procure any goods or services from the Buyer, other than with respect to the Take or Pay Commitment.

Section 8.2        Research Revenue Milestone. In the event that prior to the second anniversary of the Closing Date, the Research Revenue Milestone has not been met, Buyer’s sole and exclusive remedy (other than with respect to enforcement of any Take or Pay Commitment) shall be the right to retain (and not pay to the Seller) the Research Revenue Milestone Payment.

ARTICLE IX

INDEMNIFICATION

Section 9.1        Indemnification by Seller.

(a)        Subject to the provisions of this ARTICLE IX, Seller agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and their respective directors, officers, agents, employees, successors and assigns, from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs (including reasonable attorney’s fees) or damages (collectively, a “Loss” or, the “Losses”) claimed or arising from (i) any Retained Liability, (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement or (iii) any breach of any representation or warranty of Seller contained in this Agreement.

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(b)        Buyer acknowledges and agrees that Seller shall not have any Liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Buyer or any other Person (other than action taken by Seller in breach of this Agreement) on or after the Closing Date. Buyer shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

Section 9.2        Indemnification by Buyer.

(a)        Subject to the provisions of this ARTICLE IX, Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, agents, employees, successors and assigns, from and against any and all Loss claimed or arising from (i) any Assumed Liability, (ii) any breach by Buyer of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of Buyer contained in this Agreement or (iv) events occurring on or after the Closing Date in connection with the Purchased Assets, including the use of the Purchased Assets from and after the Closing Date but not including the use of the Purchased Assets prior to the Closing Date.

(b)        Seller shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

Section 9.3        Notice of Claims. If any of the Persons to be indemnified under this ARTICLE IX (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement or instrument delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability as a Loss under this ARTICLE IX, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 9.3 shall not limit the obligation of the Indemnifying Party under this ARTICLE IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby, (ii) expenses that are incurred during the period in which notice was not provided shall not be deemed a Loss and (iii) as provided by Section 9.5.

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Section 9.4        Third Party Claims.

(a)        The Indemnifying Party under this ARTICLE IX shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the defense of any third party claim, action, suit or proceeding (a “Third Party Claim”), and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. Should the Indemnifying Party so elect to conduct and control the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)        The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 9.5        Expiration. Notwithstanding anything in this Agreement to the contrary except for the next sentence, if the Closing shall have occurred, all covenants, agreements, representations and warranties made herein shall survive the Closing. Notwithstanding the foregoing, all representations and warranties made herein, and all indemnification obligations under Section 9.1(a)(iii) and Section 9.2(a)(iii) with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the first anniversary of the Closing Date, unless prior to such anniversary date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given under Section 9.3.

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Section 9.6        Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.1 or Section 9.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds (net of any increase in premiums directly relating to such Loss as reasonably demonstrated by the Indemnified Party) or other funds received as an offset against such Loss (each Person named in clauses (i) and (ii), a “Collateral Source”) and (iii) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss. Indemnification under this ARTICLE IX shall not be available unless the Indemnified Party first uses all commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Section 9.1 or Section 9.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE IX had such determination been made at the time of such payment.

Section 9.7        Sole Remedy/Waiver. The parties hereto acknowledge and agree that other than with respect to fraud, the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement.

Section 9.8        No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

ARTICLE X

TERMINATION

Section 10.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by written agreement of Buyer and Seller;

(b)        by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to July 31, 2015 (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or

(c)        by either Seller or Buyer, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable.

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Section 10.2        Effect of Termination.

(a)        In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.2 and Sections 7.1(a), 11.1, 11.7, 11.8, 11.9 and 11.11, and except that nothing herein will relieve any party from Liability for any material breach of any covenant set forth in this Agreement prior to such termination.

(b)        In the event this Agreement shall be terminated and at such time any party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law. The damages recoverable by the non-defaulting party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE XI

MISCELLANEOUS

Section 11.1        Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Seller:

Icagen, Inc.

c/o Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: John W. Watson

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With a copy to:

c/o Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Andrew J. Muratore, Esq.

To Buyer:

XRpro Sciences, Inc.

One Kendall Square, Suite B2002

Cambridge, Massachusetts, 02139

Attention: Richie Cunningham

With a copy to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue

26th Floor

New York, New York 10174

Attention: Leslie Marlow, Esq.

Section 11.2        Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3        Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Buyer may without such consent assign its rights to purchase the Purchased Assets or its obligation to assume the Assumed Liabilities hereunder to one or more of its Affiliates, so long as such assignment does not adversely affect Seller or any of its Affiliates; provided, however, that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder.

Section 11.4        Entire Agreement. This Agreement (including all Schedules and Exhibits) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

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Section 11.5        Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6        Parties in Interest. Except as provided in ARTICLE IX, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.7        Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of the SEC or each stock exchange upon which the securities of either of the parties is listed, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

Section 11.8        Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall promptly return to Seller all information, documents, books and records furnished by Seller, or any of its Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 11.9        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. For the avoidance of doubt, Buyer, at their sole cost and expense, shall make all appropriate filings, notices and applications with the applicable Governmental Authority to reflect the sale, transfer and assignment of any Purchased Asset, including the ICAGEN trademark. Notwithstanding the foregoing, all Taxes (including any value added taxes but excluding any Income Taxes) and fees relating to the transfer of the Purchased Assets shall be paid by Buyer.

Section 11.10        Schedules. Seller may amend or supplement the Schedules to ARTICLE V of this Agreement by delivering amended or supplemented Schedules to Buyer prior to the Closing. The disclosure of any matter in any Schedule, as so amended or supplemented, shall be deemed to be a disclosure for all purposes of this Agreement (including any other Schedule), other than for purposes of the condition to Closing in Section 4.2(b), but shall expressly not be deemed to constitute an admission by Seller or Buyer, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

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Section 11.11        Governing Law; Jurisdiction.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)        With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party hereto irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if the Court of Chancery of the State of Delaware does not have jurisdiction, the United Stated District Court for the District of Delaware or any other court of the State of Delaware and (ii) waives any objection that it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party.

Section 11.12        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 11.13        Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.14        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

Icagen, Inc.

By:	/s/ Doug Giordano
Name: Doug Giordano
Title: Vice President

XRPRO SCIENCES, INC.

By:	/s/ Richard Cunningham
Name: Richard Cunningham
Title: Chief Executive Officer and President

[Signature Page to Purchase and Collaboration Agreement.]